Exhibit 15

November 1, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our report dated November 1, 2006 on our review of interim financial information of UniSource Energy Corporation (the "Company") for the three and nine-month periods ended September 30, 2006 and 2005 and included in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2006 is incorporated by reference in the Company’s Registration Statements on Form S-8 (Nos.333-43765, 333-43767, 333-43769, 333-53309, 333-53333, 333-53337 and 333-99317), and on Form S-3 (Nos. 333-31043, 333-93769, 333-103392 and 333-126141).

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Chicago, Illinois